EXHIBIT 11.1 - EARNINGS PER SHARE COMPUTATION


Earnings per share calculations may be affected by the granting of stock options under the provisions of MPSI Systems Inc. Stock Option Plans. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the weighted average number of shares outstanding and earnings per share using the treasury-stock method. Primary and fully diluted earnings per share are the same for each period presented.


                                                              Three Months Ended March 31,         Six Months Ended March 31,
                                                              ----------------------------        ---------------------------
                                                                 1999              1998              1999              1998
                                                              ----------        ----------        ----------        ----------
Common stock outstanding throughout the period                 2,849,000         2,836,000         2,849,000         2,793,000
Exercised options                                                   --               3,000              --               5,000
Dilutive unexercised stock options:
     Shares presumed issued at exercise
        ($1.00 to $1.50 per share in 1999 and
        $2.25 to $3.75 per share in 1998)                         82,000           198,000            82,000           201,000
     Less:  Shares repurchased with presumed
               proceeds at average per share price
               ($2.06 per share in 1999 and
               $3.73 per share in 1998)                          (40,000)         (180,000)          (52,000)         (169,000)
                                                              ----------        ----------        ----------        ----------

Weighted average shares outstanding                            2,891,000         2,857,000         2,879,000         2,830,000
                                                              ==========        ==========        ==========        ==========

                                                                         (a)             (b)
                                                                                      Weighted
                                                                     Results of        Average
                                                                     Operations        Shares         Per Share (a/b)
                                                                     ----------       --------        ---------------

Net income - Three Months Ended March 31, 1999                       $  265,000       2,891,000             $ .09
             Six Months Ended March 31, 1999                         $  360,000       2,879,000             $ .12

Net loss -   Three Months Ended March 31, 1998                       $ (590,000)      2,857,000             $(.21)
             Six Months Ended March 31, 1998                         $ (625,000)      2,830,000             $(.22)


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